UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IonQ, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On April 25, 2024, IonQ, Inc. (the “Company”) commenced distributing proxy materials to its shareholders, including a Notice of Annual Meeting of Shareholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for its annual meeting of shareholders to be held on June 5, 2024 (the “Annual Meeting”). A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on April 25, 2024. On June 3, 2024, Jordan Shapiro, the Company’s Vice President of Financial Planning & Analysis and Head of Investor Relations and Corporate Development sent the following email to the Company’s employees:

Dear IonQ team,

As you may know, IonQ’s Annual Meeting is coming up this week on Wednesday, June 5th, at 10AM ET. You are all welcome to dial in for the Annual Meeting if of interest.

Our Annual Meeting is important in that it locks in our stockholders’ voting on the items in our proxy statement (such as approving our board members, etc.). In order to get those items passed, we need to meet quorum, i.e. have 50%+ of holders vote their shares. For that reason, we are asking all of you who are stockholders (this applies to most of you, with some exceptions for recent joiners, etc.) to please vote your shares today to help us meet quorum. Every share truly makes a difference here.

How do you vote?

You will have received an email (to your personal inbox) or snail mail from wherever you hold your IonQ shares instructing you on how to vote and providing your “Control #”, i.e. unique ID that allows you to vote.

For those of you using E*TRADE paper-free, check your email inboxes from ~1 month ago for an email title, “Vote now! IONQ, INC. Annual Meeting” from id@proxyvote.com. You’ll see a friendly banner like the image below:

For shares granted to you before our stock was publicly traded, your shares may be held by Continental Stock Transfer, or CST. Please check your regular mail for any email from CST (or MediantNxt).

If you have your shares held with multiple brokerages (ex. E*TRADE, Schwab, Robinhood), you will need to vote once per brokerage to get them all submitted. Each brokerage enables voting in its own way and per your communication preferences, so unfortunately there is no one-size-fits-all set of instructions.

If you have any questions on voting, please feel free to ping Gabi Montalvo (cc’d) from Alliance Advisors, who is assisting us on this voting process, or Stacey Giamalis, Kevin Caimi, or me.

Once you’ve voted, we encourage you to celebrate by updating your Slack status icon to the “Vote” emoji.

Thanks in advance for your help!

Best,

Jordan

VP FP&A, Head of IR and Corporate Development